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Exhibit 10.13

AMENDED AND RESTATED
CHANGE-IN-CONTROL
AGREEMENT FOR CERTAIN
EXECUTIVES OF SYNAVANT Inc.

PERSONAL AND CONFIDENTIAL	December 20, 2002

Mr. Vincent Napoleon
Senior Vice President, Secretary and General Counsel
SYNAVANT Inc.
3445 Peachtree Road, NE Suite 1400
Atlanta, GA 30326

Dear Mr. Napoleon:

        On October 24, 2000, Synavant Inc. (the "Company") entered into a Tier I Change-in-Control Agreement for Certain Executives of Synavant Inc. with you (the "Prior Agreement"). Under the Prior Agreement, the Board of Directors of the Company (the "Board") recognized that that the possibility of a change in ownership or control of the Company could result in your departure or distraction to the detriment of the Company and its stockholders. Additionally, under the Prior Agreement, the Company determined that your ability to perform your responsibilities and utilize your talents for the benefit of the Company, and the Company's ability to retain you as an employee, would be significantly enhanced if you were provided with fair and reasonable protection from the risks of a change in ownership or control of the Company. Accordingly, in order to induce you to remain in the employ of the Company, the Company agreed to provide you with certain rights in the event of a termination of your employment in connection with a change in ownership or control of the Company.

        In contemplation of the anticipated sale of assets of the Company and, immediately thereafter, the merger of the Company (together, the "Transactions"), the Board has determined that it is in the best interests of the stockholders of the Company to amend and restate your Prior Agreement. As you are a skilled and dedicated executive, with important management responsibilities and talents, the Company believes that its best interests will be served if you are encouraged to remain with the Company through the closing of these contemplated Transactions. The Company also believes that the best interests of its stockholders will further be served if you agree to be bound by a covenant not to compete and not to solicit employees with the Company and its successors in interest (both to the assets of the Company and the Company as the surviving corporation after the merger) through any termination of your employment and for a specified period of time thereafter, as well as a covenant not to disclose confidential information and that certain payments and benefits to which you are entitled under the Prior Agreement are paid to you prior to December 31, 2002. Accordingly, in order to induce you to remain in the employ of the Company through the closing of the contemplated transactions and to enter into the restrictive covenants described in the immediately preceding sentence, you and the Company agree as follows:

        1.    Term of Agreement.

        (a)    Generally.    Except as provided in Section 1(b) hereof, (i) this Agreement shall be effective as of the date hereof and shall continue in effect through December 31, 2002 and (ii) commencing on January 1, 2003 and each January 1 thereafter, this Agreement shall be automatically extended for one additional year unless, not later than September 30th of the preceding year, either party to this Agreement gives notice to the other that the Agreement shall not be extended under this Section 1(a).

        (b)    Upon a Change in Control.    If a Change in Control shall have occurred at any time during the period in which this Agreement is effective, this Agreement shall continue in effect for (i) the remainder of the month in which the Change in Control occurred and (ii) a term of 24 months beyond the month in which such Change in Control occurred (such entire period hereinafter referred to as the "Protected Period").

        2.    Change in Control; Potential Change in Control.

        (a)    "Change in Control" Defined.    A "Change in Control" shall be deemed to have occurred if, during the term of this Agreement:

  (i)
  any Person, as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then-outstanding securities;

  (ii)
  during any period of twenty-four months or less (not including any period prior to the effective date of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(a)(i), (iii) or (iv) of this Agreement, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's securities) whose election by the Board or nomination for election by the Company's stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or who were new directors (subject to the exclusions set forth above in this Section 2(a)(ii)) whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

  (iii)
  the stockholders of the Company approve any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) after which no Person holds 20% or more of the combined voting power of the then-outstanding securities of the Company (if it is the surviving parent) or such surviving entity; provided, however, that, if consummation of the corporate transaction referred to in this Section 2(a)(iii) is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency or approval of the stockholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied;

  (iv)
  the stockholders of the Company approve (A) a plan of complete liquidation of the Company or (B) an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; provided, however, that, if consummation of any transaction referred to in this Section 2(a)(iv) is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency or approval of the stockholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied; or

  (v)
  the Board adopts a resolution to the effect that, for purposes of this Agreement, a Change in Control has occurred, provided that the Board may impose limitations on the effects of a Change in Control or the payment of amounts or benefits under this Agreement if the Change in Control has occurred under this Section 2(a)(v) and not under other subsections of this Section 2(a).

        (b)    "Potential Change in Control" Defined.    A "Potential Change in Control" shall be deemed to have occurred if:

  (i)
  the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

  (ii)
  any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

  (iii)
  the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

        (c)    Employee Covenants.    You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, you will remain in the employ of the Company until the earliest of (i) a date which is 180 days after the occurrence of a Potential Change in Control, (ii) the termination of your employment by reason of Disability (as defined herein) or (iii) the date on which you first become entitled under this Agreement to receive the benefits provided in Section 3(b) hereof. You also agree to be bound by, and that your payments provided in Section 3(b) and 5(a) are subject to your compliance with, the restrictive covenants set forth in Section 5 of this Agreement.

        (d)    Company Covenant Regarding Potential Change in Control.    Upon the consummation of any Change in Control, the Company shall deposit cash, in an amount sufficient to provide for full payment of all potential obligations of the Company that would arise under this Agreement upon the occurrence of a Change in Control and a subsequent termination of your employment under Section 3(b), into one or more grantor trusts (within the meaning of subpart E, part I, subchapter JU, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, also known as a "rabbi trust") established by the Company for such purpose. Such rabbi trust(s) shall be irrevocable and shall provide that the Company may not, directly or indirectly, use or recover any assets of the trust(s) until such time as all obligations which potentially could arise hereunder have been settled and paid in full, subject only to the claims of creditors of the Company in the event of insolvency or bankruptcy of the Company. For purposes of this Section 2(d), the "consummation of a Change in Control" shall be deemed to have occurred upon the closing of any of the transactions described in Section 2(a), which shall include, for the avoidance of doubt, (i) with respect to Section 2(a)(iii), the date on which the transaction or series of transactions that is approved by the stockholders of the Company is completed, and not the approval itself and (ii) with respect to Section 2(a)(iv), the date on which the transaction contemplated under the plan or agreement that is approved by the stockholders of the Company is completed, and not the approval itself.

        (e)    Consideration for Amendment and Restatement of the Prior Agreement.    In consideration for your agreeing to amend and restate your Prior Agreement, the Company shall, no later than December 31, 2002, pay you a lump sum amount, in cash, equal to $342,525.00. You further hereby acknowledge and agree that the foregoing payment is in lieu of any severance payments to which you might otherwise be entitled to receive under any plan, policy or agreement of the Company in the event that your employment with the Company terminates under circumstances not governed by the terms of this Agreement. In addition to the foregoing, the Company shall, no later than December 31,

2002, pay you a lump sum amount, in cash, equal to $23,175.00 (equal to twenty percent (20%) of your target annual bonus for fiscal year 2002), as payment of your annual bonus in respect of 2002.

        3.    Termination.

        (a)    Termination by the Company for Cause, by You Without Good Reason, or by Reason of Death or Disability.    If during the Protected Period your employment by the Company is terminated by the Company for Cause, by you without Good Reason, or because of your death or Disability (as such terms are hereinafter defined), the Company shall be relieved of its obligation to make any payments to you other than (i) its payment of amounts otherwise accrued and owing but not yet paid and (ii) any amounts payable under then-existing employee benefit programs at the time such amounts are due.

        (b)    Termination by the Company Without Cause or by You for Good Reason.    If during the Protected Period your employment with the Company is terminated by the Company without cause or by you for Good Reason, you shall be entitled to the compensation and benefits described in this Section 3(b). If your employment with the Company is terminated without Cause prior to a Change in Control at the request of a Person engaging in a transaction or series of transactions that would result in a Change in Control, the Protected Period shall commence upon the subsequent occurrence of a Change in Control, your actual termination shall be deemed a termination occurring during the Protected Period and covered by this Section 3(b), your Date of Termination (as hereinafter defined) shall be deemed to have occurred immediately following the Change in Control, and Notice of Termination (as hereinafter defined) shall be deemed to have been given by the Company immediately prior to your actual termination. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. The compensation and benefits provided under this Section 3(b) are as follows:

  (i)
  The Company shall pay you any accrued but unpaid base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination, and you shall receive all other amounts to which you are entitled under any compensation or benefit plan of the Company, at the time such payments are due.

  (ii)
  At the time specified in Section 3(d) hereof, the Company shall pay you, in lieu of any further salary, bonus or severance payments for periods subsequent to the Date of Termination, a lump sum amount in cash equal to two (2) times the sum of:

  (A)
  the greater of (I) your annual base salary in effect immediately prior to the Change in Control or (II) your annual base salary in effect at the time Notice of Termination is given; and

  (B)
  your annual target bonus for the year in which the Change in Control occurs or, if no such target bonus has yet been determined for such year, your annual target bonus for the year immediately preceding the year in which the Change in Control occurs.

  (iii)
  At the time specified in Section 3(d) hereof, the Company shall pay to you, in lieu of amounts which otherwise may be payable to you under any bonus plan (a "Bonus Plan"), an amount in cash equal to (A) your annual target bonus for the year in which the Change in Control occurs, multiplied by a fraction (I) the numerator of which equals the number of full or partial days occurring between January 1 of the year in which your date of termination occurs up until (and including) the date of your termination of employment, and (II) the denominator of which is 365, plus (B) your target bonus opportunity with respect to any other performance period in progress under all Bonus Plans in effect at the time of termination (other than the period for which you are paid pursuant to clause (A)), multiplied (in each case) by a fraction (I) the numerator of which equals the number of full or partial days elapsed from the beginning of the applicable performance period through the date of your termination and (II) the denominator of which is the total number of days in the applicable performance period.

  (iv)
  For a 36-month period following your termination of employment, the Company shall arrange to provide you with life and health insurance benefits no less favorable than those which you were receiving immediately prior to the Notice of Termination. Notwithstanding the foregoing, any benefit described in the preceding sentence shall constitute secondary coverage with respect to any life and health insurance benefits actually received by you in connection with any subsequent employment (or self-employment) during the 36-month period following your termination.

  (v)
  Starting at age 55, the Company shall provide you with retiree medical and life insurance benefits that are no less favorable than the most favorable retiree medical and life insurance benefits that the Company has provided to any executive officer who has retired on or prior to the time Notice of Termination is given to you, provided that you have both (A) attained age 55 at such time and (B) have achieved such years of service that have been recognized for purposes of benefit accrual under the employee benefit plans of the Company that would allow you to retire under any pension benefit plans maintained by the Company. Notwithstanding the foregoing, any benefit described in the preceding sentence shall constitute secondary coverage with respect to retiree medical and life benefits actually received by you in connection with any subsequent employment (or self-employment) following your termination.

        (c)    Excise Tax Gross-Up; Limited Reduction in Severance Payment to Avoid Excise Tax.

  (i)
  In the event you become entitled to any amounts payable in connection with a change in control (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")) or termination of employment during the Protected Period (whether or not such amounts are payable pursuant to this Agreement) (the "Severance Payments"), if any of such Severance Payments are subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Company shall pay to you at the time specified in Section 3(d) hereof an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income and employment taxes and Excise Tax upon the payment provided for by this Section 3(c), shall be equal to the Total Payments. The foregoing notwithstanding, if the Severance Payments exceed the Safe Harbor Amount (as defined below) and a reduction of up to 15% of any cash payments pursuant to Section 3(b)(ii) of this Agreement would cause the Severance Payments to be equal to the Safe Harbor Amount and thereby avoid the imposition of any Excise Tax, the cash payments pursuant to Section 3(b)(ii) of this Agreement shall be reduced to the extent necessary (up to 15%) to result in all remaining Severance Payments equal to the Safe Harbor Amount. The "Safe Harbor Amount' shall. mean one dollar less than 300% of the "base amount" as determined in accordance with Section 280G(b)(3) of the Code.

  (ii)
  For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax: (i) any other payments or benefits received or to be received by you in connection with a change in control or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a change in control or any Person affiliated with the Company or such Person) (which, together with the Severance Payments, constitute the "Total Payments") shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of nationally-recognized tax counsel selected by you such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments and (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 3(c)(i) hereof); and (iii) the value of any non-cash benefits or any deferred payments or benefit shall be determined by a nationally-recognized accounting firm selected by you in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company within ten days after the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess within ten days after the time that the amount of such excess is finally determined.

        (d)    Time of Payment.    The payments provided for in Sections 3(b)(ii), 3(b)(iii) and 3(c) hereof shall be made not later than the fifteenth day following the Date of Termination; provided, however, that if the amount of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination.

        (e)    Notice.    During the Protected Period, any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto.

        (f)    Certain Definitions.    Except as otherwise indicated in this Agreement, all definitions in this Section 3(f) shall be applicable during the Protected Period only.

  (i)
  Disability. "Disability" shall mean your absence from the full-time performance of your duties with the Company for six consecutive months as a result of your incapacity due to physical or mental illness or disability, and within 30 days after written Notice of Termination is thereafter given you shall not have returned to the full-time performance of your duties.

  (ii)
  Cause. "Cause" shall mean termination on account of (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or disability or any failure after the issuance of a Notice of Termination by you for Good Reason) which failure is demonstrably and materially damaging to the financial condition or reputation of the Company and/or its subsidiaries, and which failure continues more than 48 hours after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. No act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in n the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, you were guilty of conduct set forth above in this Section 3(f)(ii) and specifying the particulars thereof in detail.

  (iii)
  Good Reason. "Good Reason" shall mean, without your express written consent, the occurrence upon or after a Change in Control of any of the following circumstances unless, in the case of Sections 3(f)(iii)(A), (E), (F) or (G) hereof, such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof.

  (A)
  if you were an executive officer of the Company immediately prior to the Change in Control, the assignment to you of any duties inconsistent with the position in the Company that you held immediately prior to the Change in Control or an adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to such Change in Control (this provision is inapplicable if you were not an executive officer of the Company immediately prior to a Change in Control);

  (B)
  a reduction by the Company in your annual base salary, any target bonus or perquisites as in effect immediately prior to the Change in Control or as the same may be increased from time to time except for across-the-board perquisite reductions similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company;

  (C)
  the relocation of the principal place of your employment to a location more than 50 miles from the location of such place of employment on the date of this Agreement; except for required travel on the Company's business to an extent substantially consistent with your business travel obligations prior to the Change in Control;

  (D)
  the failure by the Company to pay to you any portion of your compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven days of the date such compensation is due;

  (E)
  the failure by the Company to continue in effect any material compensation or benefit plan in which you participated immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

    (F)
    the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or

    (G)
    any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f)(iv) hereof (and, if applicable, the requirements of Section 3(f)(ii) hereof), which purported termination shall not be effective for purposes of this Agreement.

  Notwithstanding anything set forth herein to the contrary, none of the foregoing circumstances shall be deemed to constitute Good Reason if such circumstance is a sole and direct consequence of, or solely and directly related to, the occurrence of an event described in Section 2(a)(iv).

  (iv)
  Notice of Termination. "Notice of Termination" shall mean notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

  (v)
  Date of Termination. "Date of Termination" shall mean (A) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period) or (B) if your employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than 30 days from the date such Notice of Termination is given and, in the case of a termination for Good Reason, shall not be less than 15 nor more than 60 days from the date such Notice of Termination is given).

        4.    Mitigation.    Except as provided in Section 3(b)(iv) and (v) hereof, you shall not be required to mitigate the amount of payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payment or benefit provided for under this Agreement be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

        5.    Restrictive Covenants.

        (a)    Consideration for Entering into Restrictive Covenants.    In consideration for your agreeing to be bound by the following restrictive covenants, the Company hereby agrees to pay you an amount equal to $75,000.00, payable in a lump sum cash payment within ten (10) business days after the date of your termination of employment with the Company for any reason. You hereby acknowledge that the above-referenced consideration (individually and in the aggregate), the sufficiency and adequacy of which is hereby acknowledged, is in addition to anything of value to which you are already entitled and is given in exchange for the provisions hereof.

        (b)    Covenant Not to Compete.    In consideration for the payments provided for in Section 5(a) above, you hereby agree that, without the Company's prior written consent, effective as of the date of this Agreement, for so long as you are employed by the Company or one of its Subsidiaries (and any successors in interest therein), and for a period of two (2) years thereafter (the "Noncompete Period"), you shall not directly or indirectly, either as principal, manager, agent consultant, officer, stockholder, partner, investor, lender, employee or in any other capacity, engage in or have any financial interest in any Competitive Business (as hereinafter defined) in the Territory (as defined herein) and in a capacity identical to or similar to the capacity in which you worked at the Company. Nothing in this Section 5(b) shall be construed so as to preclude you from investing in any publicly or privately held company, provided that your beneficial ownership of any class of such company's securities does not exceed 2% of the outstanding securities of such class. For purposes of this Agreement, a "Competitive Business" is any corporation, partnership, or any other business or firm that principally engages in the business of, and competes directly with, any of the businesses owned or operated by the Company, its Subsidiaries or affiliates (including any parent company) and any successors thereto (the "Restricted Group") in the sale, representation or marketing of computer programs, or any related services, for the collection and/or dissemination of sales and/or marketing information for pharmaceutical manufacturers, over-the-counter ("OTC") pharmaceutical manufacturers or manufacturers of biotech or vaccine products (with said Competitive Businesses including, without limitation, Siebel Systems, Inc., Dendrite International, Inc., Aurum Software (a Baan Company), Epsilon, Phoenix Marketing, J. Nipper & Company, C3i-Inc. and their affiliates and successors thereto). The "Territory" shall be defined to be the following geographic areas: City of Atlanta, the counties of Clayton, Cobb, Coweta, Dekalb, Douglas, Fayette, Forsyth, Fulton, Gwinnett and Henry, Georgia and the counties of Bergen, Morris, Ocean, and Passaic, New Jersey. You acknowledge that the Company conducts its business within the Territory, that you will perform services for and on behalf of the Company within the Territory, and that this Section (and the Territory) is a reasonable limitation on your ability to compete with the Company.

        (c)    Covenant Not to Disclose Confidential Information.    During the Noncompete Period, you shall not disclose or use at any time any Confidential Information (as defined below) of which you are or become aware, whether or not such information is developed by you, except to the extent that such disclosure or use is (x) directly related to and required by your performance of duties, if any, assigned to you by the Company or (y) required by law. As used in this Agreement, the term "Confidential Information" means information that is not generally known to the public and that is used, developed or obtained by the Restricted Group in connection with its business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) computer software, including operating systems, applications and program listings, (v) flow charts, manuals and documentation, (vi) data bases, (vii) accounting and business methods, (viii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (ix) customers and clients and customer or client lists, (x) other copyrightable works, (xi) all technology and tradesecrets, and (xii) all similar and related information in whatever form, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Restricted Group. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date you propose to disclose or use such information. You acknowledge and agree that all copyrights, works, inventions, innovations, improvements, developments, patents, trademarks and all similar or related information which relate to the actual or anticipated business of the Company and its Subsidiaries (including its predecessors and successors) and conceived, developed or made by you while employed by the Company or its successors in interests belong to the Company (or its predecessors or successors). You hereby agree to perform all actions reasonably requested by the Company or its successors in interests (whether during or after the Noncompete Period) to establish and confirm such ownership at the Company's expense (including without limitation assignments, consents, powers of attorney and other instruments).

        (d)    Covenant Not to Solicit Customers or Employees.    You agree, during the Noncompete Period, not to:

  (i)
  employ, recruit, hire or attempt to recruit or hire, directly or by assisting others, for the benefit of any person or entity other than the Restricted Group, any person who is, or was during the twelve (12) months preceding any such solicitation for employment or employment, employed by the Company or its successors in interests, (other than secretarial or other administrative employees who worked directly for you prior to such termination; and

  (ii)
  not to directly or indirectly, recruit, solicit, contact, or divert any customers of the Company or its successors in interests (with which customers you have had material contact as a result of and during your employment with the Company) to become customers of any Competitive Business. You acknowledge that due to your relationship with such customers, you have developed special contacts and relationships with such customers, and that it would be unfair and harmful to the Restricted Group if you took advantage of such relationships with such customers.

        (e)    Limitations on Restrictive Covenants.    For purposes hereof, these covenants not to compete/not to solicit shall not apply with respect to any member of the Restricted Group unless the principal business thereof is a Competitive Business. It is understood and agreed by you that the parties hereto have attempted to limit your right to compete only to the extent necessary to protect the Company from unfair competition. You acknowledge that the covenants and promises contained in this Section 5 are not intended to restrict you in the exercise of your skills or the use of knowledge or information that does not rise to the level of a trade secret under applicable law or Confidential Information of the Company (to which trade secrets and Confidential Information you will have access and make use of during employment with the Company). It is acknowledged by the parties hereto that the purpose of these covenants and promises is (and that they are necessary) to protect the Company's legitimate business interests, to protect the Company's investment in the specialized training provided to (and skills obtained by) you during your employment in addition to the overall development of its business and the good will of its customers, and to protect and retain (and to prevent you from unfairly and to the detriment of the Company utilizing or taking advantage of) such business trade secrets and Confidential Information of the Company and those contacts and relationships (including those with customers and employees of the Company) which you established due to your employment with the Company. This Agreement is not intended to preclude your opportunity to engage in or otherwise pursue occupations in any unrelated or non-competitive field of endeavor, or to engage in or otherwise pursue directly competitive endeavors so long as they meet the requirements of this Agreement. You represent that your experience and abilities are such that existence or enforcement of these covenants and promises will not prevent you from earning or pursuing an adequate livelihood and will not cause an undue burden to you or your family. You acknowledge that these covenants and promises (and their respective time, geographic, and/or activity limitations) are reasonable and that said limitations are no greater than necessary to protect said legitimate business interests in light of your position with the Company and the Company's business, and you agree to strictly abide by the terms hereof.

        (f)    Enforcement; Specific Performance.    Notwithstanding clauses (b), (c), (d) or (e) above, if at any time a court holds that the restrictions stated in such clauses are in whole or in part unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because your services are unique and because you have had access to Confidential Information, you agree that money damages will be an inadequate remedy for any breach of this Section 5 by you. Accordingly, you understand, acknowledge and agree that in the event of a breach or threatened breach of any of clause of this Section 5, the Restricted Group shall suffer irreparable injury for which there is no adequate remedy at law, and the Company or its successors or assigns will therefore be entitled to temporary, preliminary, or permanent injunctive relief from the courts enjoining said breach or threatened, in addition to other rights and remedies existing in their favor (without the posting of a bond or other security). You further acknowledge that the Company or its successors or assigns also shall have the right to seek any other damages, relief, or remedies at law as well as or in lieu of equitable relief in the event of any such breach.

        (g)    Review and Voluntariness of Agreement.    You acknowledge that you have had an opportunity to read, review, and consider the provisions of this Agreement, that you have in fact read and do understand such provisions, and that you have freely, voluntarily, knowingly, and without coercion entered into this Agreement.

        6.    Costs of Proceedings.    The Company shall pay all costs and expenses, including all attorneys' fees and disbursements, of the Company and, at least monthly, you in connection with any legal proceedings, whether or not instituted by the Company or you, relating to the interpretation or enforcement of any provision of this Agreement; provided that if it is determined that you instituted the proceeding and a finding (no longer subject to appeal) is entered that you instituted the proceeding in bad faith, you shall pay all of your costs and expenses, including attorneys' fees and disbursements. The Company shall pay prejudgment interest on any money judgment obtained by you as a result of such proceeding, calculated at the prime rate of The Chase Manhattan Bank as in effect from time to time from the date that payment should have been made to you under this Agreement.

        7.    Successors; Binding Agreement.

        (a)    Successor to Company to Assume Obligations.    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets and/or interests of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets and/or interests as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        (b)    Employee's Successors.    This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of your death, all amounts otherwise payable to you hereunder shall, unless otherwise provided herein, be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

        8.    Notices.    Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notice to the Company shall be directed to the attention of the Board with a copy to the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        9.    Miscellaneous.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under this Agreement shall survive the expiration of this Agreement to the extent necessary to give effect to this Agreement.

        10.    Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        11.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        12.    Entire Agreement.    This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of this Agreement supersedes the provisions of the Prior Agreement and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof with respect to the subject matter contained herein.. The payments and benefits provided for in this Agreement are in lieu and full satisfaction of all other payments and benefits that would otherwise be due and payable under the Prior Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, the procedural provisions of this Agreement shall apply to all benefits payable as a result of a Change in Control (or other change in control) under any employee benefit plan, agreement, program, policy or arrangement of the Company.

        If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

SYNAVANT INC.
	By	/s/ Wayne Yetter
	Title:	Chairman and Chief Executive Officer
EMPLOYEE:
/s/ Vincent Napoleon Vincent Napoleon

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AMENDED AND RESTATED CHANGE-IN-CONTROL AGREEMENT FOR CERTAIN EXECUTIVES OF SYNAVANT Inc.